Exhibit 10.1

Executive Compensation and Equity Awards

At a meeting of the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) held on February 28, 2011, the Compensation Committee (a) determined and approved 2010 cash bonus awards and 2011 base salaries and target bonus awards (expressed as a percentage of base salary) for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), and (b) granted restricted stock units to the Company’s named executive officers pursuant to the Company’s 2008 Equity Incentive Plan, as amended, as set forth in the table below.  The 2010 cash bonus award and 2011 target bonus award for the Company’s Chief Executive Officer were reviewed and approved by the full Board of Directors at a meeting held on February 28 and March 1, 2011.

Name and Title	2010 Bonus Award	2011 Base Salary	2011 Target Bonus (%)	Restricted Stock Units
Paul L. Berns President and Chief Executive Officer	$363,298	$566,500	75%	345,942
Marc H. Graboyes Senior Vice President, General Counsel and Secretary	$155,726	$348,493	50%	170,803
Bruce K. Bennett Vice President, Pharmaceutical Operations	$76,721	$283,250	30%	43,765
David C. Clark Vice President, Finance and Treasurer	$66,523	$262,821	30%	53,957